Commerce Bank
8000 Forsyth Boulevard
St. Louis, Missouri  63105-1797
(314) 726-2255



January 9, 1998


Mr. Ronald Krutzman, Treasurer
Laclede Gas Company
720 Olive
St. Louis, MO  63101

Dear Mr. Krutzman:

Commerce Bank, N.A. ("Bank") is pleased to offer a discretionary line of credit to Laclede Gas Company ("Borrower") under the following terms and conditions. Accordingly, our officers may, at their discretion, make short-term loans to Laclede Gas Company up to $10,000,000 on such terms as may be mutually agreed upon from time to time.

Purpose:        Working Capital
Amount:         Up to $10,000,000 (Ten Million Dollars)
Interest:
Rate:           Prime rate of Bank or such lesser rate that
may be agreed upon at the time of fund.
Term:           Until January 31, 1999
Method of
Borrowing &
Repayment:      Advances shall be evidenced by separate notes and each note issued under this arrangement shall mature not more than ninety (90) days from note date. Notes maturing after January 31, 1999, may be renewed in whole or part provided no note matures later than June 30, 1999. Interest shall be payable at maturity or on the date of any prepayment. Notes issued under this arrangement may be prepaid at any time without penalty.
Collateral:     Unsecured
Other:          Execution of note(s) in form acceptable to
Bank. It is understood that any loans obtained by any subsidiary of Borrower whether or not they are guaranteed by Borrower are excluded from this agreement and shall not be charged against the amount stated above.

Oral agreements or commitments to loan money, extend credit or to forbear from enforcing repayment of a debt, including promises to extend or renew such debt, are not enforceable. To protect you (borrower(s)) and us (creditor) from misunderstanding or disappointment, any agreements we reach covering such matters are contained in this writing, which is the complete and exclusive statement of the agreement between us as we may later agree in writing to modify it. By signing below, you and we agree that there are no unwritten oral agreements between us.





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If the aforementioned terms and conditions are satisfactory, please indicate the Borrower's acceptance and approval of same by signing and returning the original of this letter within 15 days from this date. We are pleased to be able to provide this service and look forward to expanding our relationship.


Sincerely,


s/Ann E. Steck
Ann E. Steck
Vice President

AES: jc

Accepted and approved this 14th day of January, 1998.


LACLEDE GAS COMPANY

By: s/Ronald L. Krutzman




































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